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                                 EXHIBIT 10.10

Settlement Agreement, dated December 23, 1997, between the Registrant and Daniel E. Braun

             SETTLEMENT AGREEMENTError! Reference source not found.
         This Agreement, made and entered into as of the 23rd day of December, 1997, is between Penda Corporation (hereinafter, "Penda") and Daniel E. Braun (hereinafter, "Braun").

                                    RECITALS

         A. Penda and Braun are parties to litigation pending in the Columbia County, Wisconsin Circuit Court entitled Daniel Braun v. Penda Corporation, Case No. 97 CV 126 (hereinafter, "The Litigation").

         B. Penda and Braun desire to settle all issues pending in The Litigation and reach further agreements on other issues.

         C. Braun is the record and beneficial holder of (a) options to purchase 3,820.58 shares of Stock, for a per share purchase price of $25.00, granted pursuant to that certain Management Stock Option Agreement, dated as of January 1, 1994, between Braun and Penda (the "1994 Management Options"), (b) options to purchase 5,730.87 shares of Stock, for a per share purchase price of $34.75, granted pursuant to that certain Management Stock Option Agreement dated as of January 1, 1996, between Braun and Penda (the "1996 Management Options"), and
(c) options to purchase 3,820.58 shares of Stock, for a per share purchase price of $42.03, granted pursuant to that certain Management Stock Option Agreement dated as of January 1, 1997, between Braun and Penda (the "1997 Management Options" and, collectively with the 1994 Management Options and the 1996 Management Options, the "Management Options").

         D. Braun and Penda desire to evidence their agreement that, in connection with the transactions contemplated hereby, Braun's Management Options were not exercised and shall be canceled.

         E. Penda and Braun are parties to an Employment Agreement dated March 17, 1994 (hereinafter, "the Employment Agreement") (attached as Exhibit A), a Subscription and Shareholders' Agreement dated March 15, 1994 (as amended) (hereinafter, "the Subscription and Shareholders' Agreement"), and the First Amended and Restated Management Stock Option Plan (as amended) (hereinafter, "the Management Stock Option Plan"). Penda and Braun desire to have portions of the Employment Agreement survive as is stated below in this Agreement and have other portions of the Employment Agreement no longer survive after the date of this Agreement. Penda and Braun further desire to have the provisions of the Management Stock Option Plan, the Management Options, and the Subscription and Shareholders' Agreement not survive as to Braun after the consummation of the transactions contemplated by this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement (and in other agreements referred to herein), and such other and valuable consideration, the receipt of which is hereby acknowledged, Penda and Braun agree as follows:

         1. Recitals. The recitals set forth above are incorporated in and made part of this Agreement.

         2. Shares and Options. Penda and Braun shall execute and deliver the following agreements concerning Braun's rights and responsibilities as a shareholder of Penda: a Stock Transfer and Option Termination Agreement, and an Irrevocable Stock Power (both to be signed on the same date as this Agreement). The day Braun executes and delivers to Penda the agreements mentioned in the immediately preceding sentence and Braun tenders his shares as required by the Subscription and Shareholders' Agreement, Penda shall pay to Braun $850,000 for all of Braun's shares of Penda and Braun shall have no further rights under the Subscription and Shareholders' Agreement and the Management Stock Option Plan.



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         3. Cancellation of Management Options. Penda and Braun hereby agree that the 1994 Management Options, the 1996 Management Options, the 1997 Management Options, and any and all other options, warrants, shares, or other ownership rights, which Braun may have in and to any of the capital stock or other securities of Penda were not exercised and shall be deemed canceled and of no further force and effect.

         4.       Employment Agreement.

                  4.1. Upon execution of this Agreement, Sections 1, 2, 3, 4, and 5 of the Employment Agreement shall not survive and shall no longer have any force and effect.

                  4.2. Sections 6 (as amended below), 7, 8, 9, 10, 11, 12, 13,
14, 15, 16, and 17 of the Employment Agreement shall survive and shall continue in full force and effect after the date of this Agreement.

                  4.3. Section 6.1 of the Employment Agreement, by its terms, shall expire on March 26, 1998. Until its expiration on March 26, 1998, Section
6.1 of the Employment Agreement shall be construed to mean that Braun may not, among other things, own more than five percent (5%) of the stock in any publicly-traded company described in Section 6.1 of the Employment Agreement.

                  4.4. The period of the nondisclosure provisions of Section 6.2 of the Employment Agreement shall be for a period of two years from March 26, 1998 to March 26, 2000. Penda and Braun agree that the nondisclosure provisions of Section 6.2 of the Employment Agreement are based upon sufficient consideration of promises, covenants, and agreements to settle The Litigation stated elsewhere in this Agreement. Penda and Braun further agree that the trade secret provisions of Section 134.90, Wisconsin Statutes, apply to Braun prior to March 26, 1998.

         5. No Admission. By entering into this Agreement and taking any actions required by this Agreement, neither Penda nor Braun admits to any liability or wrongdoing, and neither party admits that there is any validity to the claims of the other party in The Litigation.

         6. Dismissal of Litigation. Penda and Braun agree to enter forthwith into a Stipulation to have The Litigation dismissed with prejudice and without the imposition of costs or attorney fees against either party.

         7. Mutual Release of Claims. Penda and Braun irrevocably and unconditionally release and acquit each other (including Penda's officers, directors, employees, representatives, agents, and assigns) and any and all persons acting by, through, under, or in concert with either of them, from any and all charges, complaints, claims, liabilities, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever which Penda or Braun now have, own, or hold, or which they claim to have, own, or hold, or which they at any time prior had, owned, or held against each other. However, neither Penda nor Braun waive the right to enforce any of the terms of this Agreement or the terms of other agreements mentioned herein which survive the date of the execution of this Agreement.

         8. Indemnification Agreement. Penda and Braun entered into an Indemnification Agreement dated March 18, 1994. On December 1, 1997, Braun requested indemnification from Penda for prior and pending litigation between Braun and Penda. Braun hereby waives his right to request or receive indemnification from Penda for any and all claims, damages, expenses (including attorney fees), judgments, and other liabilities which have been, or may be, incurred or paid by him in connection with prior and pending litigation between Penda and Braun.

         9. Authorization. Penda warrants that it has followed its regular internal operating procedures and the person signing this Agreement on behalf of Penda is authorized to bind Penda to the terms of this Agreement.

         10. Counterparts. This Agreement may be executed in several counterparts, each of which shall serve as an original for all purposes but all copies of which shall constitute one and the same agreement.

         11. Drafting. Penda and Braun agree that each is equally responsible for the wording and drafting of this Agreement. Neither party shall, in the future, claim that any provision of this Agreement shall be construed against the other because that party suggested or requested language contained in this Agreement.

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         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

         13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the transactions contemplated hereby.



                                             ------------------------------
                                             Daniel E. Braun





                                             PENDA CORPORATION:





                                             By:
                                                ---------------------------
                                                   Leo Waner, Vice President and
                                                   Chief Financial Officer




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